National General Holdings Corp. Reports Second Quarter 2014 Results

NEW YORK, August 7, 2014 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ: NGHC) today reported second quarter 2014 net income of $30.3 million or $0.32 per diluted share, compared to $13.1 million or $0.22 per diluted share in the second quarter of 2013. Operating earnings (1) were $33.8 million or $0.36 per diluted share in the second quarter of 2014, compared to $13.0 million or $0.22 per diluted share in the second quarter of 2013.
Second Quarter 2014 Highlights Versus Second Quarter 2013

•
Net written premium grew by $271.6 million or 184.7% to $418.6 million, driven by the run-off of our third-party quota share treaty, assumed premiums from the Tower Personal Lines Cut-Through Reinsurance Agreement, underlying growth within our P&C business, additional premiums from acquisitions completed during the past year, and continued A&H expansion.

•
The combined ratio was 93.8% (with a loss ratio of 65.3% and an expense ratio of 28.5%), compared to a combined ratio of 92.6% (with a loss ratio of 63.8% and an expense ratio of 28.8%) in the prior year’s quarter. The 1.2 point combined ratio increase was driven by higher loss and expense ratios in our expanding A&H segment, partially offset by improved loss and expense ratios in our P&C segment.

•
Total revenues grew by $225.8 million or 104.0% to $442.9 million, driven by the aforementioned premium growth, service and fee income growth of $7.1 million or 22.5%, and net investment income growth of $4.1 million or 57.7%, partially offset by a $23.2 million or 93.7% decline in ceding commission income reflecting the run-off of our third-party quota share.

•
Shareholders’ equity was $954.1 million at quarter’s end, growth of 11.5% from March 31, 2014, reflecting our $55 million June 2014 preferred share offering as well as the quarter's retained earnings; excluding preferred stock, shareholders' equity grew 5.1% from the end of the first quarter. Fully diluted book value per share was $9.48, up 4.7% from March 31, 2014. Annualized operating return on average equity (ROE) was 15.4% for the second quarter.

•	The second quarter also included numerous developments across many areas of our business:

◦	We took several actions to strengthen our capital position, including a $250 million senior debt issuance, a $55 million preferred stock offering, and a new $135 million credit facility.

◦	A.M. Best affirmed our "A-" (Excellent) financial strength rating and "a-" issuer credit rating.

◦	We completed a sizable reinsurance placement which went into effect as of 7/1 that will substantially protect our capital position in the case of a catastrophic event.

◦	We relocated our operational facility in Winston-Salem, North Carolina, to a lower cost, state of the art building which we expect will lead to considerable cost savings.

◦	On June 27, we acquired certain assets of Imperial Management Corporation, including two underwriting subsidiaries, a retail agency subsidiary, and an MGA subsidiary.

Michael Karfunkel, National General's Chairman and Chief Executive Officer stated: “We are extremely happy with our second quarter results, which equate to an excellent 15.4% annualized ROE and build upon the strong start we had in the first quarter. Results again included impressive top line growth, both organically and from recent transactions, as well as solid underwriting profitability as evidenced by our 93.8% combined ratio. We showed progress on a number of other fronts in the quarter, taking several steps to strengthen our capital position, having our ratings reaffirmed by A.M. Best, completing our 2014 reinsurance placement, and relocating our Winston-Salem office. Lastly, during the quarter we announced the acquisition of Imperial, a transaction we believe is a natural fit with our recent homeowners expansion efforts, will add diversification and an enhanced geographic footprint to our insurance portfolio, and will be immediately accretive to earnings. By almost any measure, our first full quarter as a public company was a resounding success."

Overview of Second Quarter 2014 as Compared to Second Quarter 2013

Gross written premium grew 41.7% to $468.5 million, net written premium grew 184.7% to $418.6 million, and net earned premium grew 153.3% to $391.5 million. Our premium growth was driven by several key factors: (1) a continued increase in net retention due to the run-off of our third party quota share, (2) new and renewal business from the Cut-Through Reinsurance Agreement of Tower Group Personal Lines Insurance Operations, (3) additional premiums from acquisitions completed during the past year, (4) underlying growth within our P&C segment, and (5) continued expansion of our A&H segment.

Ceding commission income decreased 93.7% to $1.6 million, reflecting the run-off of our third party quota share. Service, fees, and other income grew 22.5% to $38.5 million, driven by double-digit growth in both the P&C and A&H segments.

The combined ratio was 93.8% with a loss ratio of 65.3% and an expense ratio of 28.5%, versus a prior year combined ratio of 92.6% with a loss ratio of 63.8% and an expense ratio of 28.8%. The quarter’s increased loss ratio was primarily driven by an elevated loss ratio within the A&H segment resulting from large loss activity in the quarter. The second quarter expense ratio decreased modestly as a result of an improved P&C expense ratio, partially offset by our continued investment in the expansion of our A&H business. Notably, the quarter's expense ratio included 0.7 points of expense from non cash amortization of intangible assets, versus a benefit of 0.2 points in the prior year's quarter.

Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Gross written premium grew 26.9% to $407.9 million, net written premium grew 159.8% to $358.1 million, and net earned premium grew 148.8% to $361.6 million. P&C premium growth was driven by a continued increase in net retention due to the run-off of our third party quota share, the addition of new and renewal business from the Cut-Through Reinsurance Agreement related to Tower Group Personal Lines Insurance, additional premiums from acquisitions completed during the past year, and modest underlying organic growth. Ceding commission income decreased 93.7% to $1.6 million, reflecting the run-off of our third party quota share. Service, fees, and other income grew 14.9% to $23.4 million, driven by the increased premium volume in the quarter. The combined ratio was 91.9% with a loss ratio of 63.9% and an expense ratio of 28.0%, versus a prior year combined ratio of 93.0% with a loss ratio of 64.1% and an expense ratio of 28.9%. The quarter’s improved loss ratio was driven primarily by business mix changes, most notably the addition of the homeowners line of business. The quarter's improved expense ratio was primarily the result of the impact of the ceding commission paid on business written via the Cut-Through Reinsurance Agreement. The P&C expense ratio included 0.2 points of expenses for non cash amortization of intangible assets, versus a 0.3 point benefit in the prior year's quarter.

•
Accident & Health - Gross written premium grew to $60.6 million, net written premium grew to $60.5 million, and net earned premium grew to $29.8 million, from $9.3 million, $9.2 million, and $9.2 million, respectively, in the prior year's quarter. The substantial A&H premium growth was primarily driven by a sizable amount of premiums from EuroAccident, as well as modest growth from other A&H businesses. Service, fees, and other income grew 36.7% to $15.1 million, primarily reflecting growth at EuroAccident and VelaPoint (our call center general agency). The combined ratio was 116.7% with a loss ratio of 82.4% and an expense ratio of 34.3%, versus a prior year combined ratio of 86.4% with a loss ratio of 59.5% and an expense ratio of 26.9%. The quarter’s increased loss ratio included approximately $2.0 million or 6.7 points related to several large losses that principally occurred in legacy blocks of business which are in runoff. The second quarter 2014 expense ratio included increased expenses related to our continued investment in the expansion of our A&H business, as well as 6.6 points of expenses for non cash amortization of intangible assets, versus 1.2 points of expenses in the prior year's quarter.

Investment income, excluding net realized gains and losses, grew 57.7% to $11.3 million, reflecting an increase in the size of our investment portfolio mainly as a result of our capital raising actions in the first half of 2014. Second quarter 2014 results included no net realized investment gains or losses compared with a loss of $0.8 million in the second quarter 2013. Total cash, cash equivalents and investments of $1.79 billion increased 24.9% from $1.43 billion at March 31, 2014, largely due to the addition of proceeds from our $250 million debt issuance and our $55 million preferred stock offering.

Interest expense of $2.5 million increased from $0.6 million in the second quarter 2013 due to an increased amount of debt on our balance sheet. Debt was $259.1 million as of June 30, 2014, up from $79.9 million at March 31, 2014, primarily as a result of our $250 million May 2014 debt issuance.

Equity in earnings of unconsolidated subsidiaries (predominantly our investment in Life Settlement Entities) was a loss of $2.6 million in the quarter versus earnings of $0.5 million in the prior year’s quarter, reflecting fair value adjustments on our life settlement contracts.

The second quarter 2014 provision for income taxes was $0.4 million and the effective tax rate for the quarter was 1.3%. Included in the second quarter 2014 provision for income taxes was an $8.9 million benefit attributable to a reduction of the deferred tax liability associated with the equalization reserves of our Luxembourg Reinsurance Company subsidiaries. Excluding this benefit, the tax rate for the quarter would have been 27.9%.
Shareholders' equity was $954.1 million, up 11.5% from $855.6 million at March 31, 2014, driven by the addition of proceeds from our $55 million June 2014 preferred stock offering and the quarter's retained earnings. Fully diluted book value per share was $9.48, growth of 4.7% from $9.06 at March 31, 2014. Annualized operating ROE was 15.4% for the second quarter and 15.5% for the six months ended June 30, 2014.

Additional Items

•	During the quarter, we took several steps to substantially strengthen our capital position:

◦	On May 23, 2014, we announced the closing of a private issuance of $250 million aggregate principal amount of 6.75% senior notes due May 15, 2024.

◦	On May 30, 2014, we entered into a $135 million credit agreement, replacing our existing $90 million agreement which was paid down during the quarter.

◦	On June 25, 2014, we closed an offering of $55 million of 7.50% Non-Cumulative Series A Preferred Stock redeemable on or after July 15, 2019.

•
On May 30, 2014 A.M. Best affirmed our "A-" (Excellent) financial strength rating and "a-" issuer credit rating, and during the quarter A.M. Best also assigned ratings of "bbb-" to our senior debt and "bb" to our preferred stock. Additionally, following our acquisition of Imperial, A.M. Best upgraded the financial strength rating to A- (Excellent) and the issuer credit rating to "a-" of Imperial Fire and Casualty Company, and assigned the same ratings to National Automotive Insurance Company.

•
We completed a sizable reinsurance placement which went into effect as of July 1, 2014 that will conservatively protect our capital position in the case of a catastrophic event. Our property catastrophe program provides $550 million of coverage in excess of a $50 million per event retention, with one reinstatement. We believe that our property catastrophe reinsurance program provides coverage for greater than a 1-in-150 year event. Our casualty catastrophe program provides $45 million of coverage in excess of a $5 million retention.

•	On June 27, 2014 we announced the acquisition of certain assets of Imperial Management Corporation, including its underwriting subsidiaries Imperial Fire & Casualty Insurance Company and

National Automotive Insurance Company, its retail agency subsidiary ABC Insurance Agencies, and its managing general agency subsidiary RAC Insurance Partners. The total purchase price for the transaction approximated GAAP book value of the combined operations, and we expect the transaction to be immediately accretive to earnings. Headquartered in Opelousas, Louisiana, Imperial provides personal auto, commercial auto, homeowners, and Federal Flood policies through its four operating subsidiaries. In 2013, Imperial produced approximately $150 million of gross written premium through underwriting subsidiaries and approximately $45 million of managed premium was written by ABC insurance agencies.

•
On June 30, 2014 we completed the process of relocating our Winston-Salem, NC operational facility, moving 700 employees to a lower cost, state of the art building with 116,000 square feet of office space. We expect the move to lead to considerable cost savings.

Conference Call
On Thursday, August 7, 2014 at 11:00 AM ET, Chairman and CEO Michael Karfunkel and CFO Mike Weiner will review these results via a conference call that may be accessed as follows:
Toll-Free Dial-in:         888-267-2860
Toll Dial-in (outside the U.S.):     973-413-6102
Conference Entry Code:        842046
Webcast Registration:         http://ir.nationalgeneral.com/events.cfm
A replay of the conference call will be accessible from 2:00 PM ET on Thursday, August 7, 2014 to 11:59 PM ET on Thursday, August 14, 2014 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 842046. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. Through its subsidiaries, which trace their roots to 1939 and have a financial strength rating of A- (excellent) from A.M. Best, the Company provides personal and commercial automobile, recreational vehicle, motorcycle, homeowners, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission.

Income Statement
$ in thousands
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Gross written premium	$468,473	$330,689	$1,114,615	$688,302
Ceded premiums (related parties - three months $12,690; $147,401 and six months $42,967; $291,501)	(49,917)	(183,685)	(128,574)	(368,782)
Net written premium	418,556	147,004	986,041	319,520
Net earned premium	391,466	154,550	749,318	306,706

Ceding commission income (primarily related parties)	1,557	24,735	6,927	49,992
Service and fee income	38,486	31,406	75,192	58,668
Net investment income	11,321	7,181	20,535	13,654
Net realized gain/(loss) on investments	—	(751)	—	947
Other than temporary impairment loss	—	—	—	—
Other revenue	100	—	107	16
Total revenues	$442,930	$217,121	$852,079	$429,983

Expenses:
Loss and loss adjustment expense	$255,604	$98,669	$480,951	$201,871
Acquisition costs and other underwriting expenses	74,418	32,222	148,791	62,432
General and administrative	77,059	68,412	153,258	135,221
Interest expense	2,519	573	3,112	916
Total expenses	$409,600	$199,876	$786,112	$400,440

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	33,330	17,245	65,967	29,543
Provision for income taxes	424	3,782	7,760	7,553
Income before equity in earnings (losses) of unconsolidated subsidiaries	32,906	13,463	58,207	21,990
Equity in earnings (losses) of unconsolidated subsidiaries	(2,610)	487	(1,487)	(324)
Net income before non-controlling interest and cumulative dividends on preferred shares	$30,296	$13,950	$56,720	$21,666
Less: net income attributable to non-controlling interest	(38)	—	(6)	44
Net income before cumulative dividends on preferred shares	$30,334	$13,950	$56,726	$21,622
Less: cumulative dividends on preferred shares	—	896	—	2,158
Net income available to common stockholders	$30,334	$13,054	$56,726	$19,464

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income available to common stockholders	$30,334	$13,054	$56,726	$19,464
Basic net income per common share	$0.32	$0.24	$0.63	$0.39
Diluted net income per common share*	$0.32	$0.22	$0.62	$0.35

Operating earnings attributable to NGHC(1)	$33,811	$13,023	$61,561	$19,768
Basic operating earnings per common share(1)	$0.36	$0.24	$0.69	$0.39
Diluted operating earnings per common share(1)*	$0.36	$0.22	$0.68	$0.36

Dividends declared per common share	$0.01	$—	$0.02	$—

Weighted average number of basic shares outstanding	93,344,400	54,935,182	89,526,029	50,270,789
Weighted average number of diluted shares outstanding	94,819,307	64,600,233	90,898,518	61,603,366
Shares outstanding, end of period	93,344,400	57,850,000	93,344,400	57,850,000
Fully diluted shares outstanding, end of period	94,819,307	58,597,486	94,819,307	58,597,486

Book value per share	$9.63	$10.85	$9.63	$10.85
Fully diluted book value per share	$9.48	$10.72	$9.48	$10.72

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended June 30,			Six Months Ended March 31,
	2014	2013		2014		2013

Net income available to common stockholders	$30,334	$13,054		$56,726		$19,464
Add (subtract) net of tax:
Net realized (gain)/loss on investments	—	488		—		(616)
Other than temporary impairment losses	—	—		—		—
Equity in (earnings)/losses of unconsolidated subsidiaries	1,697	(317)		967		211
Non cash amortization of intangible assets	1,780	(202)		3,868		709
Operating earnings attributable to NGHC	$33,811	$13,023	1,000	$61,561	1,000	$19,768

Operating earnings per common share:
Basic operating earnings per common share	$0.36	$0.24		$0.69		$0.39
Diluted operating earnings per common share*	$0.36	$0.22		$0.68		$0.36

* NOTE: Diluted net income per common share and diluted operating earnings per common share for Three Months and Six Months Ended June 30, 2013 are adjusted for preferred dividends of $896 and $2,258, respectively, from the 8% cumulative convertible Series A Preferred stock converted on June 5, 2013.

Balance Sheet
$ in thousands
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS	(unaudited)	(audited)
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost $1,395,232 and $757,188)	$1,443,769	$766,589
Equity securities, available-for-sale, at fair value (cost $20,587 and $6,939)	20,136	6,287
Short-term investments	830	—
Equity investment in unconsolidated subsidiaries	142,473	133,193
Other investments	3,455	2,893
Securities pledged (amortized cost $62,637 and $133,013)	63,153	133,922
Total investments	1,673,816	1,042,884
Cash and cash equivalents	111,949	73,823
Accrued investment income	12,232	9,263
Premiums and other receivables, net	658,961	449,252
Deferred acquisition costs	114,735	60,112
Reinsurance recoverable on unpaid losses (2)	904,403	950,828
Prepaid reinsurance premiums	69,070	50,878
Due from affiliate	5,830	4,785
Premises and equipment, net	34,045	29,535
Intangible assets, net	84,577	86,564
Goodwill	96,631	70,351
Prepaid and other assets	12,182	9,240
Total assets	$3,778,431	$2,837,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$1,386,111	$1,259,241
Unearned premiums	751,322	476,232
Unearned service contract and other revenue	8,988	7,319
Reinsurance payable (3)	43,601	93,534
Accounts payable and accrued expenses	239,391	91,143
Securities sold under agreements to repurchase, at contract value	60,097	109,629
Securities sold but not yet purchased, at market value	—	—
Deferred tax liability	27,509	24,476
Income tax payable	19,057	1,987
Notes payable	259,113	81,142
Other liabilities	29,114	49,945
Total liabilities	$2,824,303	$2,194,648
Stockholders’ equity:
Common stock (4)	$933	$797
Preferred stock (5)	55,000	—
Additional paid-in capital	613,839	437,006
Retained earnings	252,413	197,552
Accumulated other comprehensive income	31,862	7,425
Total National General Holdings Corp. stockholders' equity	954,047	642,780
Non-controlling interest	81	87
Total stockholders’ equity	954,128	642,867
Total liabilities and stockholders’ equity	$3,778,431	$2,837,515

Segment Information - Second Quarter
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Gross written premium	$407,863	$60,610	$468,473	$321,438	$9,251	$330,689
Net written premium	358,096	60,460	418,556	137,823	9,181	147,004
Net earned premium	361,623	29,843	391,466	145,369	9,181	154,550

Ceding commission income (primarily related parties)	1,557	—	1,557	24,735	—	24,735
Service, fees, and other income	23,389	15,097	38,486	20,363	11,043	31,406
Total underwriting revenue	$386,569	$44,940	$431,509	$190,467	$20,224	$210,691

Loss and loss adjustment expense	$231,008	$24,596	$255,604	$93,205	$5,464	$98,669
Acquisition costs and other	61,440	12,978	74,418	25,505	6,717	32,222
General and administrative	64,715	12,344	77,059	61,620	6,792	68,412
Total underwriting expenses	357,163	49,918	407,081	180,330	18,973	199,303

Underwriting income (loss)	29,406	(4,978)	24,428	10,137	1,251	11,388
Non cash amortization of intangible assets	773	1,966	2,739	(419)	107	(312)
Underwriting income (loss) before non cash amortization of intangible assets	$30,179	$(3,012)	$27,167	$9,718	$1,358	$11,076

Underwriting ratios
Loss and loss adjustment expense ratio (6)	63.9%	82.4%	65.3%	64.1%	59.5%	63.8%
Operating expense ratio (Non-GAAP) (7,8)	28.0%	34.3%	28.5%	28.9%	26.9%	28.8%
Combined ratio (Non-GAAP) (7,9)	91.9%	116.7%	93.8%	93.0%	86.4%	92.6%

Underwriting ratios (before amortization)
Loss and loss adjustment expense ratio (6)	63.9%	82.4%	65.3%	64.1%	59.5%	63.8%
Operating expense ratio (Non-GAAP) (7,10)	27.8%	27.7%	27.8%	29.2%	25.7%	29.0%
Combined ratio (Non-GAAP) (7,9)	91.7%	110.1%	93.1%	93.3%	85.2%	92.8%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Segment Information - Year to Date
$ in thousands
(Unaudited)

	Six Months Ended June 30,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Gross written premium	$1,014,471	$100,144	$1,114,615	$671,736	$16,566	$688,302
Net written premium	886,094	99,947	986,041	303,029	16,491	319,520
Net earned premium	688,842	60,476	749,318	290,216	16,490	306,706

Ceding commission income (primarily related parties)	6,927	—	6,927	49,992	—	49,992
Service, fees, and other income	45,062	30,130	75,192	41,413	17,255	58,668
Total underwriting revenue	$740,831	$90,606	$831,437	$381,621	$33,745	$415,366

Loss and loss adjustment expense	$440,438	$40,513	$480,951	$189,178	$12,693	$201,871
Acquisition costs and other	117,213	31,578	148,791	51,186	11,246	62,432
General and administrative	128,236	25,022	153,258	125,445	9,776	135,221
Total underwriting expenses	685,887	97,113	783,000	365,809	33,715	399,524

Underwriting income (loss)	54,944	(6,507)	48,437	15,812	30	15,842
Non cash amortization of intangible assets	1,616	4,336	5,952	656	435	1,091
Underwriting income (loss) before non cash amortization of intangible assets	$56,560	$(2,171)	$54,389	$16,468	$465	$16,933

Underwriting ratios
Loss and loss adjustment expense ratio (6)	63.9%	67.0%	64.2%	65.2%	77.0%	65.8%
Operating expense ratio (Non-GAAP) (7,8)	28.1%	43.8%	29.4%	29.4%	22.8%	29.0%
Combined ratio (Non-GAAP) (7,9)	92.0%	110.8%	93.5%	94.6%	99.8%	94.8%

Underwriting ratios (before amortization)
Loss and loss adjustment expense ratio (6)	63.9%	67.0%	64.2%	65.2%	77.0%	65.8%
Operating expense ratio (Non-GAAP) (7,10)	27.9%	36.6%	28.6%	29.1%	20.2%	28.7%
Combined ratio (Non-GAAP) (7,9)	91.8%	103.6%	92.8%	94.3%	97.2%	94.5%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Reconciliation of Operating Expense Ratio and Operating Expense Ratio Before Amortization (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Total underwriting expenses	$357,163	$49,918	$407,081	$180,330	$18,973	$199,303
Less: Loss and loss adjustment expense	231,008	24,596	255,604	93,205	5,464	98,669
Less: Ceding commission income	1,557	—	1,557	24,735	—	24,735
Less: Service, fees and other income	23,389	15,097	38,486	20,363	11,043	31,406
Operating expense	101,209	10,225	111,434	42,027	2,466	44,493
Net earned premium	$361,623	$29,843	$391,466	$145,369	$9,181	$154,550
Operating expense ratio (Non-GAAP)	28.0%	34.3%	28.5%	28.9%	26.9%	28.8%

Total underwriting expenses	$357,163	$49,918	$407,081	$180,330	$18,973	$199,303
Less: Loss and loss adjustment expense	231,008	24,596	255,604	93,205	5,464	98,669
Less: Ceding commission income	1,557	—	1,557	24,735	—	24,735
Less: Service, fees and other income	23,389	15,097	38,486	20,363	11,043	31,406
Less: Non cash amortization of intangible assets	773	1,966	2,739	(419)	107	(312)
Operating expense before amortization	100,436	8,259	108,695	42,446	2,359	44,805
Net earned premium	$361,623	$29,843	391,466	$145,369	$9,181	$154,550
Operating expense ratio before amortization (Non-GAAP)	27.8%	27.7%	27.8%	29.2%	25.7%	29.0%

	Six Months Ended June 30,
	2014			2013
	P&C	A&H	Total	P&C	A&H	Total
Total underwriting expenses	$685,887	$97,113	$783,000	$365,809	$33,715	$399,524
Less: Loss and loss adjustment expense	440,438	40,513	480,951	189,178	12,693	201,871
Less: Ceding commission income	6,927	—	6,927	49,992	—	49,992
Less: Service, fees and other income	45,062	30,130	75,192	41,413	17,255	58,668
Operating expense	193,460	26,470	219,930	85,226	3,767	88,993
Net earned premium	$688,842	$60,476	$749,318	$290,216	$16,490	$306,706
Operating expense ratio (Non-GAAP)	28.1%	43.8%	29.4%	29.4%	22.8%	29.0%

Total underwriting expenses	$685,887	$97,113	$783,000	$365,809	$33,715	$399,524
Less: Loss and loss adjustment expense	440,438	40,513	480,951	189,178	12,693	201,871
Less: Ceding commission income	6,927	—	6,927	49,992	—	49,992
Less: Service, fees and other income	45,062	30,130	75,192	41,413	17,255	58,668
Less: Non cash amortization of intangible assets	1,616	4,336	5,952	656	435	1,091
Operating expense before amortization	191,844	22,134	213,978	84,570	3,332	87,902
Net earned premium	$688,842	$60,476	$749,318	$290,216	$16,490	$306,706
Operating expense ratio before amortization (Non-GAAP)	27.9%	36.6%	28.6%	29.1%	20.2%	28.7%

Gross Written Premium by Business Line
$ in thousands
(Unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
				% of Total					% of Total
	2014	2013	% Change	2014	2013	2014	2013	% Change	2014	2013
Property & Casualty
Personal Auto	$288,654	$241,243	19.7%	61.6%	73.0%	$637,337	$523,044	21.9%	57.2%	76.0%
Homeowners	34,018	109	NA	7.3%	—%	216,085	109	NA	19.4%	—%
RV/Packaged	42,148	43,577	(3.3)%	9.0%	13.2%	80,693	82,523	(2.2)%	7.2%	12.0%
Commercial Auto	37,269	31,338	18.9%	8.0%	9.5%	71,554	59,329	20.6%	6.4%	8.6%
Other	5,774	5,171	11.7%	1.2%	1.6%	8,802	6,731	30.8%	0.8%	1.0%
P&C Total	407,863	321,438	26.9%	87.1%	97.2%	1,014,471	671,736	51.0%	91.0%	97.6%

Accident & Health	60,610	9,251	555.2%	12.9%	2.8%	100,144	16,566	504.5%	9.0%	2.4%

Total National General	$468,473	$330,689	41.7%	100.0%	100.0%	$1,114,615	$688,302	61.9%	100.0%	100.0%

NOTE: Percentage totals may not sum due to rounding.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, equity in earnings (losses) of unconsolidated subsidiaries, and non-cash amortization of intangible assets. Please see the Non-GAAP Financial Measures table within this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.
(2) Reinsurance recoverable on paid losses includes $119,209 and $176,241 from related parties at June 30, 2014 and December 31, 2013, respectively.
(3) Reinsurance payable includes $33,654 and $76,360 to related parties at June 30, 2014 and December 31, 2013, respectively.
(4) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 93,344,400 shares - June 30, 2014; authorized 150,000,000 shares, issued and outstanding 79,731,800 shares - December 31, 2013.
(5) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,200,000 shares and 0 shares - June 30, 2014 and December 31, 2013.
(6) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premium.
(7) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.
(8) Operating expense ratio (non-GAAP) is calculated by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(9) Combined ratio (non-GAAP) is calculated by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together.
(10) Operating expense ratio (non-GAAP) before amortization is calculated by dividing the operating expense before amortization by net earned premium. Operating expense before amortization consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income less non cash amortization of intangible assets.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com